Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Kendra A. Borrego

Chief Financial Officer

IMPAC Medical Systems

(650) 623-8800

ir@impac.com

IMPAC Medical Systems Announces

Appointment of New Independent Auditor and

Intent to Restate Its Financial Statements

MOUNTAIN VIEW, CA, September 29, 2004 – IMPAC Medical Systems, Inc. (NASDAQ:IMPCE) announced today the appointment of a new independent auditor and that it has determined that it will be required under generally accepted accounting principles (GAAP) to restate its restated financial statements for the fiscal years ended September 30, 2001 through 2003 filed in April 2004 and its quarterly financial statements for the first and second quarters of fiscal year 2004.

Application of SOP 97-2

As previously reported, the Company’s prior independent auditor, Deloitte & Touche LLP (Deloitte), resigned on August 16, 2004 due to a disagreement with management concerning its application of Statement of Position (SOP) 97-2, “Software Revenue Recognition,” with respect to the timing of its recognition of certain revenues in its restated financial statements for the fiscal years ended September 30, 2001 through 2003 filed in April 2004. In its restated financial statements, which were audited by PricewaterhouseCoopers LLP (PwC), the Company applied the concept of constructive cancellation to approximately 40 sales agreements where it determined that the probability of delivering the remaining undelivered element(s) was remote and the undelivered element(s) was not critical to the operation of the delivered elements. Employing constructive cancellation, the Company deemed that all elements of the arrangement had been delivered and shifted the revenues to the acceptance date of the last products delivered under the applicable sales agreement. Deloitte informed the Company that, absent additional evidence, Deloitte believes that revenue from these transactions should be deferred until the undelivered elements are delivered, the sales agreement has been formally amended, or the customer’s right to such undelivered element has lapsed.

On August 18, 2004, the Company submitted a letter to the Office of the Chief Accountant of the Securities and Exchange Commission (SEC) requesting pre-filing clearance from the SEC regarding the particular aspect of the Company’s application of SOP 97-2 with respect to the concept of constructive cancellation of undelivered elements in multiple-element arrangements. The SEC confirmed that it is acceptable to apply the principle of constructive cancellation to allow the recognition of revenue with respect to those elements of a multiple-element arrangement which have been accepted. In doing so, the Company must have sufficient competent evidence that the obligation to deliver the remaining undelivered products is remote during the period in which the undelivered elements were deemed to have been constructively cancelled and revenue was recognized. Accordingly, revenue recognized on the date of the last delivery of arrangements with constructively cancelled undelivered elements must be shifted to the date when sufficient competent evidence of cancellation was obtained.

Impact on Previously Reported Financial Statements

The Company has adopted the SEC’s revenue recognition guidance and has reviewed the sufficiency of the constructive cancellation evidence to determine if the timing of revenue recognition during the restatement was appropriate. Based on this review and the application of the SEC’s revenue recognition guidance, the Company has determined that it will be required under GAAP to restate its restated financial statements for the fiscal years ended September 30, 2001 through 2003 filed in April 2004 and its quarterly financial statements for the first and second quarters of fiscal year 2004. Accordingly, the previously issued financial statements for the above periods should no longer be relied upon.

The Company currently estimates the primary adjustments to the income statement would be as follows (amounts in thousands):

	FY 2000	FY 2001	FY 2002	FY 2003	1st Qtr FY 2004	2nd Qtr FY 2004	3rd Qtr FY 2004	Cumulative Impact
Revenue impact	$38	$(555)	$(1,400)	$1,520	$1,006	$342	$408	$1,359
Travel expense	—	(37)	(48)	84	61	21	23	104
Commission expense	1	(31)	(72)	79	44	12	17	50

Total increase (reduction) of operating income	$37	$(487)	$(1,280)	$1,357	$901	$309	$368	$1,205

Total estimated increase (reduction) in net income	$23	$(330)	$(838)	$883	$586	$201	$239	$764

In addition to the above adjustments, the Company will examine and adjust, if necessary, the provision for income taxes. None of the adjustments are expected to affect previously reported total cash flows from operations. The approximately $397,550 of previously reported revenue in fiscal years 2000 through 2003 to be deferred in the restatement will be recognized in future periods when there is additional documentation that each contract has been completed. The Company notes that it has been fully paid for the $397,550 of revenue in question related to these contracts which were delivered and installed in all circumstances more than eighteen months ago and in some cases, more than three years ago.

The above estimates are preliminary and have not been reviewed by an independent auditor; therefore, the above results may differ from what the Company eventually files in its amended Form 10-K/A and Forms 10-Q/A.

The Company’s review to date has produced no evidence to indicate that customer receipts are impacted or that the Company’s reported total cash flows from operations will change. In addition, there is no evidence indicating any fraudulent behavior or intent to mislead investors.

As a result of the above expected shift in revenues, the Company has revised its previously announced preliminary results for the third quarter of fiscal 2004. The Company currently expects to report net sales of approximately $19.1 million for the quarter ended June 30, 2004 and $50.3 million for the nine months ended June 30, 2004. In addition, net income is expected to be $1.7 million for the quarter ended June 30, 2004 and $3.8 million for the nine months ended June 30, 2004.

A review of the Company’s preliminary results for the third quarter of fiscal 2004 has not been completed; therefore, the above results may differ from what the Company files in its Form 10-Q for the quarter ended June 30, 2004.

Expected Timing of Restatement & Appointment of New Auditor

The Company also announced that PwC has been engaged to perform the restatement work with respect to the fiscal year periods from 2001 to 2003 and that the Company expects to complete these restatements and make the required Form 10-K/A filing during the week of October 18, 2004.

In addition, the Company announced that it has engaged Burr, Pilger & Mayer LLP (BPM) to serve as the Company’s independent auditor of record for fiscal 2004. BPM will review the Company’s fiscal 2004 first, second and third quarter results. The Company currently expects to file its restated Forms 10-Q/A for the first and second quarters of fiscal 2004 and to file its fiscal 2004 third quarter Form 10-Q by December 3, 2004 once the financial restatement is complete and the new auditors have completed their review of the fiscal 2004 quarterly results.

NASDAQ Appeal Status

As previously announced, the Company received a NASDAQ Staff Determination on August 24, 2004 indicating that its securities are subject to delisting from The NASDAQ National Market. The Company requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. At a September 17, 2004 hearing, the Company requested an exception from the NASDAQ Listing Qualifications Panel for IMPAC’s common stock to continue to trade on The NASDAQ National Market. The requested exception would allow IMPAC to file its Form 10-Q for the quarter ended June 30, 2004 by December 3, 2004. IMPAC is awaiting a decision from the NASDAQ Listing Qualifications Panel regarding the Company’s request. There can be no assurance the Panel will grant the Company’s request for continued listing.

Conference Call Scheduled

The Company has a previously scheduled investor relations meeting and conference call to discuss product developments and provide a company update on Monday, October 4, 2004 at 12:00 PM (ET)/9:00 AM (PT). During this call, the Company will also address the accounting issues and the Company’s preliminary analysis of the impact of the restatement. The meeting will be held at the Omni Hotel at CNN Center, Atlanta, GA in the Juniper Room. If you would like to attend the meeting in Atlanta, please RSVP to ir@impac.com.

The audio portions of the meeting will be available through the IMPAC website at www.impac.com. Please go to the website at least 15 minutes early to register, download and install any necessary software. An audio replay will be available on the IMPAC website for two weeks following the meeting. Individuals may listen to the meeting by dialing 1-800-299-9630. International callers can dial 1-617-786-2904. The PIN number, 90564296, is the same for both domestic and international participants. Dial in approximately ten minutes prior to the scheduled teleconference time.

About IMPAC Medical Systems Inc.

IMPAC is a leading provider of oncology IT solutions that streamline both clinical and business operations to help improve the process of delivering quality patient care. With open integration to multiple healthcare data and imaging systems, IMPAC offers a comprehensive IT solution that includes specialized electronic charting, full-featured practice management, clinical laboratory management, an anatomic pathology system, and outcomes reporting. Supporting more than 2,500 installations worldwide, IMPAC offers practical solutions that deliver better overall communication, process efficiency, and quality patient care. For more information about IMPAC’s products and services, please call 650-623-8800 or visit www.impac.com.

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding the Company’s review of its revenue recognition policies and the estimated impact of the proposed financial restatement of previously report results, possible delisting from The NASDAQ Stock Market, business strategy, timing of, and plans for, the introduction of new products and enhancements, future sales, market growth and direction, competition, market share, revenue growth, operating margins and profitability. All forward looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the Company’s ability to expand outside the radiation oncology market or expand into international markets, our inability to recognize revenue from multiple element software contracts where certain elements have been delivered, installed and accepted but other elements remain undelivered, lost sales or lower sales prices due to competitive pressures, the ability to integrate its products successfully with related products and systems in the medical services industry, reliance on distributors and manufacturers of oncology equipment to market its products, changes in Medicare reimbursement policies, the integration and performance of acquired businesses, and other factors and risks discussed in the 10-K/A and other reports filed by the Company from time to time with the Securities and Exchange Commission.